 EX‑35.10

(logo) Rialto CAPITAL

2016 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of February 1, 2015 by and among Citigroup Commercial Mortgage Securities Inc. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association as Special Servicer, Park Bridge Lender Services LLC as Operating Advisor, Citibank, N.A. as Certificate Administrator, and Deutsche Bank Trust Company Americas as Trustee, relating to the Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-GC27 (CGCMT 2015-GC27), pursuant to which Rialto Capital Advisors, LLC was appointed special servicer solely for the Boca Hamptons Plaza Portfolio Loan Combination

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Boca Hamptons Plaza Portfolio Special Servicer”) for the Boca Hamptons Plaza Portfolio Loan Combination herein certifies to the following:

1.      All servicing activities and performance of such servicing activities for the Boca Hamptons Plaza Portfolio Loan Combination are performed on behalf of the Boca Hamptons Plaza Portfolio Special Servicer.

2.      A review of the servicing activities and performance by the Boca Hamptons Plaza Portfolio Special Servicer for the period of  January 1, 2016 through December 31, 2016 (the “Reporting Period”), under the Pooling and Servicing Agreement has been conducted under my supervision.

3.      To the best of my knowledge, based on such review, the Boca Hamptons Plaza Portfolio Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects throughout the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date:  March 1, 2017